April 27, 2012
To our stockholders:
We are pleased to invite you to our 2012 annual meeting of stockholders. The meeting will take place on Tuesday, May 22, 2012 at 10:00 a.m., local time, at our principal executive offices, located at 8 Sylvan Way, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communication and understanding among our management, board of directors and stockholders, and we hope you will join us.
Enclosed with this letter you will find the notice of our 2012 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement related to our 2012 annual meeting of stockholders, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2011, and other information of interest to our stockholders.
The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote in person or by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in "street name"—that is, held for your account by a bank, broker or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.
Thank you for your ongoing support and continued interest in The Medicines Company.
Sincerely,

Clive A. Meanwell, MD, PhD
Chairman and Chief Executive Officer

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Tuesday, May 22, 2012
Place	8 Sylvan Way, Parsippany, New Jersey 07054
Items of Business	At the meeting, we will ask you and our other stockholders to:
(1) elect four class 3 directors for terms to expire at the 2015 annual meeting of stockholders;
(2) to approve, in an advisory vote, the compensation of our named executive officers as presented in our proxy statement;
(3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and
(4) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on April 10, 2012.
Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the enclosed postage paid envelope. You may revoke your proxy at any time before its exercise at the meeting if you follow specified procedures.

By order of the Board of Directors,

Paul M. Antinori
Secretary

April 27, 2012
Parsippany, New Jersey

i

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on May 22, 2012
The Medicines Company, a Delaware corporation (often referred to as "we" or "us" in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2012 annual meeting of stockholders. The annual meeting will be held on Tuesday, May 22, 2012, at 10:00 a.m., local time, at our principal executive office at 8 Sylvan Way, Parsippany, New Jersey 07054. You may obtain directions to the location of the annual meeting by contacting Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, email: investor.relations@themedco.com. If the annual meeting is adjourned for any reason, then the proxies submitted may be used at any adjournments of the annual meeting.
This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 30, 2012. In this mailing, we are also including a copy of our annual report to stockholders for the year ended December 31, 2011.
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 22, 2012
This Proxy Statement and the Annual Report for the year ended December 31, 2011 are available at www.proxyvote.com.
Our annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (SEC) and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge at our website at www.themedicinescompany.com or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (including exhibits), which we will provide to you free of charge, either: write to Investor Relations, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, or email Investor Relations at investor.relations@themedco.com.
You may request a copy of the materials relating to our annual meetings of stockholders, including the proxy statement and form of proxy for the 2012 annual meeting and the annual report to stockholders for the year ended December 31, 2011, at the website listed above or by sending an email to us at investor.relations@themedco.com or by calling (800) 388-1183.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?
Holders of record of our common stock at the close of business on April 10, 2012, the record date for the annual meeting, are entitled to one vote per share of common stock that they hold on each matter properly brought before the meeting. As of the close of business on April 10, 2012, we had 54,910,551 shares of our common stock outstanding.
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Paul M. Antinori, at our principal executive office address set forth above, to make arrangements to review a copy of the stockholder list at our principal executive offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 12, 2012 up to the time of the meeting.

How may I vote my shares if I am a stockholder of record?
If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy as follows:

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You may vote in person.  If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

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You may vote by mail.  To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

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You may vote by Internet.  To vote over the Internet through services provided by Broadridge Investor Communications Solutions, Inc., please go to the following website: www.proxyvote.com, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or by telephone.

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You may vote by telephone.  To vote by telephone through services provided by Broadridge Investor Communications Solutions, Inc., call 1-800-690-6903, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote over the Internet.

Your proxy will only be valid if you complete and return the proxy card, vote over the Internet or vote by telephone at or before the annual meeting (and prior to the times specified on the proxy card with respect to Internet and telephone voting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card, in your vote by Internet or in your vote by telephone. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.
The proxy card enclosed with this proxy statement states the number of shares you are entitled to vote if you are a stockholder of record.

How may I vote my shares if I hold them in "street name?"
If the shares you own are held on your behalf by an intermediary, such as a brokerage firm, then your shares are held in what we refer to as "street name." If your shares are held in "street name" then you are deemed to be the beneficial owner of your shares and the brokerage firm that actually holds the shares for you is the record holder of your shares and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, including voting and revocation instructions, should have been forwarded to you by the brokerage firm that holds your shares. In order to vote your shares, you will need to follow the directions that your brokerage firm provides you. Many brokerage firms may solicit voting instructions over the Internet or by telephone.
If you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items. The ratification of Ernst & Young LLP, our independent registered public accounting firm (proposal three) is considered a discretionary item. Accordingly, your brokerage firm may vote your shares in its discretion with respect to that matter if you do not give instructions.
However, under stock exchange rules that regulate voting by registered brokerage firms, the election of directors (proposal one) and the advisory vote to approve the compensation of our named executive officers (proposal two) are not considered to be discretionary items. Accordingly, your brokerage firm may not vote your shares with respect to such matters if you do not give them voting instructions on the proposals.
If you provide your brokerage firm with instructions with respect to proposal one or proposal two and your broker returns a proxy on your behalf but does not exercise its discretionary authority with respect to proposal three, you fail to provide instructions on any proposal but your broker exercises its discretionary authority to vote on your behalf with respect to proposal three, or you provide instructions with respect to proposal three but do not provide instructions on how to vote your shares on any other proposal, your shares which are not voted on a particular matter will be treated as "broker non-votes" on that particular matter. "Broker non-votes" occur when your brokerage firm submits a proxy for your shares (because the brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular "discretionary" matter) but does not indicate a vote for a particular proposal because the brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. "Broker non-votes" are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count "broker non-votes" for the purpose of determining a quorum for the meeting. If your shares are held in "street name" by your broker, please check the instruction card provided by your brokerage firm or contact your brokerage firm to determine whether you will be able to vote by telephone or the Internet.
Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm).

How may I change or revoke my vote?
If you are a stockholder of record, even if you have submitted your proxy to vote your shares, you may change or revoke your vote at any time before the taking of the vote by taking one of the following actions:

•	send written notice of revocation to Paul M. Antinori, our Secretary, at our principal executive office address above;

•	vote your shares by proxy over the Internet, by telephone or by returning a new proxy card subsequent to the initial submission of your proxy; or

•	attend the meeting and vote in person.
If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing or revoking your vote.

What constitutes a quorum?
In order for business to be conducted at the annual meeting, a quorum must be present. The holders of a majority of the shares of the capital stock of the company issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. As of the record date, April 10, 2012, 54,910,551 shares of the company's common stock were outstanding. As a result, a quorum for the annual meeting consists of at least 27,455,276 shares of common stock, representing a majority of the shares of capital stock issued, outstanding and entitled to vote at the meeting.
Shares of common stock present in person or represented by proxy (including broker non-votes and shares that abstain or are withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted as present for the purpose of determining whether a quorum exists for the annual meeting. However, if a broker non-vote occurs with respect to any shares of the company's common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.
If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?
Proposal One—Election of Directors

In order for a nominee for director to be elected to office, the number of shares cast “FOR” that nominee must exceed the number of votes cast “AGAINST” that nominee, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at such meeting.
Proposal Two—Advisory Vote to Approve the Compensation of our Named Executive Officers

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve on an advisory basis, the compensation of our named executive officers as presented in this proxy statement.
Proposal Three— Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

How will votes be counted?
Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter and will not be counted as voting on a matter (1) if the holder of the shares abstains from voting on a particular matter or (2) if the shares are broker non-votes. As a result, because of the voting standards applicable to the proposals before the annual meeting, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR proposal one—elect our four nominees to the board of directors;

•	FOR proposal two—approve, in an advisory vote, the compensation of our named executive officers as presented in this proxy statement; and

•	FOR proposal three—ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Will any other business be conducted at the annual meeting?
Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who is soliciting proxies and how, and who is paying for it?
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the shares. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2013 annual meeting?
If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2013 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary, no later than December 28, 2012.
If you wish to propose a nominee for election to our board or present a proposal at the 2013 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must give written notice to us at our principal executive office address noted above. Our by-laws specify the information that must be included in any such notice, including information about the nominee or a brief description of the business to be brought before the annual meeting, as applicable, and the name of the stockholder proposing such business. We must receive this notice no earlier than February 21, 2013 and no later than March 23, 2013. However, if the date of the 2013 annual meeting is prior to May 2, 2013 or after July 21, 2013, we must receive your notice no earlier than the 90th day prior to the 2013 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2013 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2013 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

How may I request to receive future proxy statements electronically?
If you would like to reduce the costs incurred by the company in mailing proxy materials, you can consent to receiving or accessing future proxy statements, form of proxy, annual report or notices of Internet availability electronically via e-mail or the Internet. To sign up for electronic delivery, please contact Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, telephone: (800) 388-1183, email: investor.relations@themedco.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address, phone number or email: The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, (800) 388-1183, email: investor.relations@themedco.com. In addition, this proxy statement and our annual report are available at www.proxyvote.com. If you would like to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class 3 Directors
Our board of directors is divided into three classes and currently consists of three class 1 directors (William W. Crouse, John C. Kelly and Hiroaki Shigeta), three class 2 directors (Robert J. Hugin, Clive A. Meanwell and Elizabeth H.S. Wyatt) and four class 3 directors (Armin M. Kessler, Robert G. Savage, Glenn P. Sblendorio and Melvin K. Spigelman). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class 1, class 2 and class 3 directors were elected to serve until the annual meeting of stockholders to be held in 2013, 2014 and 2012, respectively, and until their respective successors are elected and qualified.
Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Armin M. Kessler, Robert G. Savage, Glenn P. Sblendorio and Melvin K. Spigelman for election as class 3 directors at the annual meeting. The persons named in the enclosed proxy card will vote to elect each of these nominees as a class 3 director, unless the proxy is marked otherwise, to hold office until the 2015 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.
No director or executive officer of ours, or person chosen by us to become a director or executive officer of ours, is related by blood, marriage or adoption to any other director or executive officer of ours, or person chosen by us to become a director or executive officer of ours. No director or executive officer of ours, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding.

Adoption of Majority Vote Standard for Election of Directors. In April 2012, our board approved an amendment to our bylaws to require that a nominee for election as a director in an uncontested election (an election where the number of nominees is equal to or less than the number of directors slated to be elected) will only be elected if the votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In a contested election (a situation in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), a nominee for election as a director will only be elected if he or she receives the votes of a plurality of the votes cast by the stockholders entitled to vote on the election of directors at such meeting.

We currently expect that the election of directors at this meeting will be “uncontested.” In 2012, all nominees for the election of directors are currently serving on the board. As a result, each nominee for election as a director at the meeting will only be elected if the votes cast “for” such nominee exceed the number of votes cast “against” such nominee. As required by our corporate governance guidelines as described under “Policy Regarding Holdover Directors” below, in connection with the meeting, each incumbent director who is a nominee for election as a director at the meeting submitted to the board an irrevocable resignation that would become effective if the votes cast “for” such nominee's election do not exceed the votes cast “against” such nominee's election and our board determines to accept his or her resignation. An incumbent director who does not receive the requisite vote and who has tendered his or her resignation, which we refer to as a holdover director, will continue to serve on our board while our nominating and corporate governance committee (or group of other independent, disinterested directors in certain circumstances) and our board decide whether to accept or reject his or her resignation as a “holdover director”. Our nominating and corporate governance committee would then make a recommendation to our board whether to accept or reject the resignation delivered by the incumbent director, or whether other action should be taken. Our board will act on the nominating and corporate governance committee's recommendation and will promptly publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind it within 90 days following the certification of the stockholder vote from the meeting. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director.
Our board of directors recommends a vote "FOR" the election of each of the nominees.
Director Nominees
Set forth below are the names of each nominee for class 3 director, the year in which each first became a director, their ages as of April 1, 2012, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. We have also included information about each nominee's specific experience, qualifications, attributes, or skills that led the board to conclude that he should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value their experience on other public company boards of directors and board committees. See "Information about Corporate Governance—Director Candidates and Nomination Process" for additional discussion of our director nomination requirements and process.
ARMIN M. KESSLER
Age: 74
Armin M. Kessler has been a director since October 1998. Mr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was chief operating officer and head of the pharmaceutical division until he retired in 1995. Mr. Kessler currently also serves as a director of Gen-Probe Incorporated and Actelion Pharmaceuticals Ltd., a Swiss publicly traded company. In the past five years, Mr. Kessler has also served as a director of PRA International, Inc. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall University School of Law and an honorary doctorate in business administration from the University of Pretoria. Mr. Kessler is a registered patent attorney with the United States Patent and Trademark Office.
We believe Mr. Kessler's extensive global experience as a senior executive in the pharmaceutical, diagnostics, vitamins and fragrance/flavors industries is valuable to our board and the company. In addition, Mr. Kessler's background in law and patent prosecution is of particular value to our board.
ROBERT G. SAVAGE
Age: 58
Robert G. Savage has been a director since April 2003 and served as our lead director from October 2006 until May 2011. Since May 2003, Mr. Savage has served as president of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was group vice president and president for the General Therapeutics and Inflammation Business of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including worldwide chairman for the Pharmaceuticals Group during 2001, company group chairman responsible for the North America pharmaceuticals business from 2000 to 2001, president, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and vice president sales & marketing from 1996 to 1998. Mr. Savage also serves as a director for EpiCept Corporation. In the past five years, Mr. Savage has also served as a director for Noven Pharmaceuticals and Panacos Pharmaceuticals, Inc. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.
We believe Mr. Savage's extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Savage's background in human talent development is of particular value to our board and the company.
GLENN P. SBLENDORIO
Age: 56
Glenn P. Sblendorio has been a director since July 2011 and has been our chief financial officer and president since February 2012. From March 2006 to February 2012, he served as our chief financial officer and executive vice president. From November 2005 until he joined us, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Prior to joining us, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as our senior vice president of business development. From 1998 to July 2000, Mr. Sblendorio was the chief executive officer and managing director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company and chairman of the board of NuLens Ltd., a private ophthalmology company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.
We believe Mr. Sblendorio extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition, Mr. Sblendorio's background in accounting and finance and deal-making experience are also of considerable importance.
MELVIN K. SPIGELMAN
Age: 63
Melvin K. Spigelman has been a director since September 2005. Since January 2009, Dr. Spigelman has served as president and chief executive officer of the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis. From June 2003 to January 2009, Dr. Spigelman served as director of research and development of the Global Alliance for TB Drug Development. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the president of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a vice president, global clinical centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the vice president of research and development at Knoll. Dr. Spigelman serves as a director of Synergy Pharmaceuticals Inc., where he is a member of the Audit and Compensation Committees. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.
We believe Dr. Spigelman's extensive experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Dr. Spigelman's specific experience in medical products development and medicine provide unique perspectives to our board.
Other Current Directors
Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2012, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. As with the director nominees, we have also included information about each director's specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board. Finally, as applicable, we value their experience on other public company boards of directors and board committees.
Directors Whose Terms Expire in 2013 (Class 1 Directors)
WILLIAM W. CROUSE
Age: 69
William W. Crouse has been a director since April 2003. From January 1994 to December 2011, Mr. Crouse was a general partner at HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as worldwide president of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a vice president of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a division director of DuPont Pharmaceuticals Company, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as president of Revlon Health Care Group's companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently a director of Uluru, Inc., a specialty wound care company and is a member of the Board of Trustees of the New York Blood Center. In the past five years, he has also served as a director of Targanta Therapeutics Corporation, a biopharmaceutical company which we acquired. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.
We believe Mr. Crouse's extensive global experience as a senior executive in the pharmaceutical and diagnostics industry is valuable to our board and the company. In addition, Mr. Crouse's private equity investing experience provides a unique perspective to our board.
JOHN C. KELLY
Age: 69
John C. Kelly has been a director since April 2011. From October 2009 to February 2010, Mr. Kelly served as senior vice president, finance of Pfizer Inc. From March 2008 to October 2009, Mr. Kelly served as vice president and controller at Wyeth and from June 2002 to March 2008, he served as vice president, financial operations of Wyeth. Prior to joining Wyeth in 2002, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. Mr. Kelly is currently a director of C.R. Bard, Inc., a medical device company, and Horizon Blue Cross Blue Shield of New Jersey. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. Mr. Kelly received a B.S. in business administration and an M.B.A. in international finance from Seton Hall University.
We believe Mr. Kelly's extensive experience in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Kelly's background in accounting and finance is of considerable importance and makes him a significant new addition to our audit committee.
HIROAKI SHIGETA
Age: 68
Hiroaki Shigeta has been a director since April 2007 and has served as our lead director since May 2011. Mr. Shigeta served as a consultant to us from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. head, Far East relations of Hoffman-La Roche and from June 2002 to April 2003, he was a member of the board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as chairman and representative director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the president and chief executive officer of Nippon Roche KK. Mr. Shigeta currently is a director of MediciNova, Inc., a biopharmaceutical company. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley.
We believe Mr. Shigeta's extensive global experience in the pharmaceutical industry is valuable to our board and the company, especially as we continue to expand our operations outside of the United States, including in Japan.
Directors Whose Terms Expire in 2014 (Class 2 Directors)
ROBERT J. HUGIN
Age: 57
Robert J. Hugin has been a director since April 2003. Since June 2011, Mr. Hugin has served as chairman and chief executive officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. Mr. Hugin was president and chief executive officer of Celgene from June 2010 to June 2011. From May 2006 to June 2011, Mr. Hugin served as the president and chief operating officer of Celgene, and from June 1999 to May 2006, Mr. Hugin served as the senior vice president and chief financial officer of Celgene. From 1985 to 1999, Mr. Hugin held positions with J.P. Morgan & Co. Inc., an investment banking firm, serving most recently as a managing director. Mr. Hugin is a director of Celgene Corporation, Atlantic Health System, Inc. and of Family Promise, a national non-profit network assisting homeless families. He also serves as vice-chairman of The Pharmaceutical Research and Manufacturers of America and is a member of the Board of Trustees of The Darden Foundation, University of Virginia as well as a founding board member of Choose NJ. In the past five years, Mr. Hugin has also served as a director of Coley Pharmaceutical Group, Inc. Mr. Hugin received an A.B. degree from Princeton University in 1976 and an M.B.A. from the University of Virginia in 1985 and served as a United States Marine Corps infantry officer during the intervening period.
We believe Mr. Hugin's extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition Mr. Hugin's background in the financial industry is of considerable importance and enables him to serve a valuable role as chair of the audit committee.
CLIVE A. MEANWELL
Age: 54
Clive Meanwell has been a director since 1996. He has served as our chief executive officer since February 2012, our chief executive officer and president since October 2009, as our chief executive officer from August 2004 to October 2009, as our president from August 2004 to December 2004, as our executive chairman from September 2001 to August 2004 and as our chief executive officer and president from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including senior vice president from 1992 to 1995, vice president from 1991 to 1992 and director of product development from 1986 to 1991. In the past five years, Dr. Meanwell has also served as a director of Endo Pharmaceuticals Holdings, Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.
We believe that Dr. Meanwell, who has led the company for more than 10 years in total, is qualified to serve as a director because of his leadership experience, his strategic decision making ability, his extensive experience in the biopharmaceutical industry and his in-depth knowledge of our business is valuable to our board and the company. Dr. Meanwell brings to the board his thorough knowledge of our business, strategy, people, operations, competition, financial position and investors. In addition Dr. Meanwell's global operational roles, deal-making, private equity and medical experience are also of considerable importance.
ELIZABETH H.S. WYATT
Age: 64
Elizabeth H.S. Wyatt has been a director since March 2005. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, vice president, corporate licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School's first formal marketing of its executive education programs. She also serves as the vice chair of the Board of Sweet Briar College and chaired the Search Committee for the current President of Sweet Briar College. In the past five years, Ms. Wyatt has also served as a director of Neose Technologies, Inc., Ariad Pharmaceuticals, Inc. and MedImmune, Inc. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.
We believe Ms Wyatt's extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Ms. Wyatt's specific deal-making experience provides a unique perspective to our board.

Proposal Two: Advisory Vote to Approve the Compensation of our Named Executive Officers
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," gives our stockholders the opportunity to express their view on our overall 2011 executive compensation programs and policies for the named executive officers. Our board of directors recognizes that providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. We will next hold an advisory vote on the frequency of future executive compensation advisory votes at the 2017 annual meeting of stockholders.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The "Information about our Executive Officers" section of this proxy statement, including "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2011.
Highlights of our executive compensation program include the following:

•
Performance Focus.    We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives.

•
Long-Term Equity Incentives.    Every year we grant equity awards broadly among our employee population to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over four years and our restricted stock generally vests on the fourth anniversary of the date of grant.

•	Pay Practices. We do not use many common pay practices often considered to be unfriendly to stockholders. For example, we generally limit the perquisites that we make available to our named executive officers, who are not entitled to any benefits that are not otherwise available to all of our employees. We do not have excess parachute payment tax gross-up provisions in any executive compensation arrangements, including our arrangements with our chief executive officer. Our executive officers have a cap of 150% of target for payouts under our cash bonus plan. Our board has determined that the number of shares that the board would grant under the 2004 stock incentive plan, which we refer to in this proxy statement as the 2004 plan, would average a three-year annual "burn rate" of 5.46% or less for the three-year period from 2010 through 2012.
As we describe in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program reflects a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby approved.
This proposal does not address any specific item of compensation and, as an advisory vote, is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or creates or implies any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting "FOR" this proposal.

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.
We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.
Our board of directors recommends a vote "FOR" this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table sets forth the fees billed to us for the fiscal years ended December 31, 2011 and December 31, 2010 by Ernst & Young LLP:

Fee Category	2011	2010
Audit Fees(1)	$1,212,300	$1,134,856
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	21,600
All Other Fees	—	—
Total Fees	$1,212,300	$1,156,456

(1)
Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. In 2010, audit fees also included fees related to an assessment of our deferred tax asset analysis.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under "Audit Fees."

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2011 or 2010 using the "de minimis" exception under the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee reviewed The Medicines Company's audited financial statements for the year ended December 31, 2011 and discussed these financial statements with the company's management and Ernst & Young LLP, The Medicines Company's independent registered public accounting firm for the year ended December 31, 2011. The Medicines Company's management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Medicines Company's independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and the effectiveness of internal control over our financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee's duties and responsibilities do not include conducting audits or accounting reviews.
The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 308) (Communication with Audit Committees) with Ernst & Young LLP. This Statement requires Ernst & Young LLP to discuss with The Medicines Company's audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•
the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.
Ernst & Young LLP provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm's independence.
Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm including those described above, the audit committee recommended to the board of directors that the audited financial statements be included in The Medicines Company's annual report on Form 10-K for the year ended December 31, 2011.
By the Audit Committee of the Board of Directors
Robert J. Hugin (Chair)
William W. Crouse
John C. Kelly
Elizabeth H.S. Wyatt

PRINCIPAL STOCKHOLDERS
The following table presents information we know regarding the beneficial ownership of our common stock as of April 1, 2012 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for each of our directors and named executive officers and for our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 1, 2012 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Percentage beneficially owned is calculated using 54,903,811 shares of common stock outstanding as of April 1, 2012.
Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.

Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Named Executive Officers
Clive A. Meanwell(1)	1,302,965	2.4%
Glenn P. Sblendorio(2)	468,563	*
Paul M. Antinori(3)	343,391	*
William B. O’Connor(4)	231,540	*
Leslie C. Rohrbacker(5)	97,460	*
Non-Employee Directors
William W. Crouse(6)	139,173	*
Robert J. Hugin(7)	139,173	*
John C. Kelly(8)	28,201	*
Armin M. Kessler(9)	215,358	*
Robert G. Savage(10)	151,273	*
Hiroaki Shigeta(11)	94,173	*
Melvin K. Spigelman(12)	99,173	*
Elizabeth H.S. Wyatt(13)	114,173	*
All current directors and executive officers as a group (13 persons)(14)	3,424,616	6.2%
5% Stockholders
T. Rowe Price Associates, Inc.(15)	5,641,375	10.4%
Wellington Management Company, LLP(16)	4,755,247	8.8%
D.E. Shaw & Co, L.P.(17)	4,663,090	8.6%
BlackRock, Inc.(18)	4,503,838	8.3%
The Vanguard Group, Inc.(19)	3,517,951	6.5%

*	Represents beneficial ownership of less than 1%.

(1)	Includes options to purchase 932,665 shares that are exercisable within 60 days of April 1, 2012.

(2)	Includes options to purchase 362,697 shares that are exercisable within 60 days of April 1, 2012.

(3)	Includes options to purchase 299,984 shares that are exercisable within 60 days of April 1, 2012.

(4)	Includes options to purchase 209,607 shares that are exercisable within 60 days of April 1, 2012.

(5)	Includes options to purchase 83,832 shares that are exercisable within 60 days of April 1, 2012.

(6)	Includes options to purchase 118,259 shares that are exercisable within 60 days of April 1, 2012.

(7)	Includes options to purchase 99,926 shares that are exercisable within 60 days of April 1, 2012.

(8)	Includes options to purchase 22,287 shares that are exercisable within 60 days of April 1, 2012.

(9)	Includes 3,000 shares held by Mr. Kessler's wife and options held by Mr. Kessler to purchase 98,259 shares that are exercisable within 60 days of April 1, 2012.

(10)	Includes options to purchase 136,273 shares that are exercisable within 60 days of April 1, 2012.

(11)	Includes options to purchase 73,259 shares that are exercisable within 60 days of April 1, 2012.

(12)	Includes options to purchase 78,259 shares that are exercisable within 60 days of April 1, 2012.

(13)	Includes options to purchase 93,259 shares that are exercisable within 60 days of April 1, 2012.

(14)	Group consists of our current non-employee directors and executive officers. Includes options to purchase an aggregate of 2,608,566 shares that are exercisable within 60 days of April 1, 2012.

(15)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and with sole dispositive power. Includes 879,785 shares over which Price Associates has sole voting power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2012.

(16)
Includes shares owned by various investors for which Wellington Management Company, LLP serves as investment advisor with shared power to direct investments and shared power to vote 4,755,247 of the shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2012.

(17)
All 4,663,090 shares are beneficially owned by D.E. Shaw & Co., L.P., D.E. Shaw Valence Portfolios, L.L.C. and David E. Shaw. David E. Shaw does not own any shares directly. By virtue of David E. Shaw's position as President and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of D.E. Shaw & Co., L.P., which in turn is the investment adviser and manager of D.E. Shaw Valence Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 4,663,090 shares as described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 4,663,090 shares. The business address for these entities and for David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2012.

(18)
Includes shares held by BlackRock, Inc. and certain of its subsidiaries The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A filed with the SEC on February 10, 2012.

(19)
Includes 77,871 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., representing 0.14% of the shares outstanding, as a result of Vanguard Fiduciary Trust Company serving as investment manager of collective trust accounts. Vanguard Fiduciary Trust Company directs the voting of these shares and The Vanguard Group, Inc. has shared dispositive power. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information is based on a Schedule 13G/A filed with the SEC on February 9, 2012.

INFORMATION ABOUT CORPORATE GOVERNANCE
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of The NASDAQ Stock Market. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.
We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors
Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.
Our board of directors met 14 times during 2011, including regular, special and telephonic meetings. Each director who served as a director during 2011 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2011 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2011 during which he or she was a member of such committees.

Board Independence
Under the rules of The NASDAQ Stock Market, a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our directors, except Clive Meanwell and Glenn Sblendorio, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of The NASDAQ Stock Market Marketplace Rules. Dr. Meanwell and Mr. Sblendorio are employees and are therefore not independent. Our independent directors meet regularly in executive sessions without management present. Only independent directors serve on our standing board committees.

Board Leadership Structure
Our board has adopted a board leadership structure where our chief executive officer serves as chairman of the board and where the board appoints a lead director from its independent directors. Our board believes this structure provides an efficient and effective leadership model for the company. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. A single chairman and chief executive officer provides strong and consistent leadership for the company, without risking overlap or conflict of roles.
At the same time, to assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role);

•	executive sessions of the independent directors after substantially all board meetings lead by the lead director; and

•	annual performance evaluations of the chairman and chief executive officer by the independent directors, led by the compensation committee of our board.
Hiroaki Shigeta has been the lead director of the board of directors since May 2010. As the lead director, Mr. Shigeta is responsible for:

•	chairing any meeting of the independent directors in executive session;

•	working with the chairman of the board in preparation of the agenda for each meeting of the board of directors and in determining the need for special meetings of our board of directors;

•	consulting with the chairman of the board and chief executive officer on matters relating to corporate governance and board performance;

•	facilitating communications between other members of our board of directors and our chairman of the board and chief executive officer; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.
Under our corporate governance guidelines, our board of directors is obligated to review this appointment annually.

Board Committees
Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The members of these committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Robert J. Hugin (Chair)	Elizabeth H.S. Wyatt (Chair)	Melvin K. Spigelman (Chair)
William W. Crouse	Armin M. Kessler	William W. Crouse
John C. Kelly*	Robert G. Savage	Robert G. Savage
Elizabeth H.S. Wyatt		Hiroaki Shigeta

*	Mr. Kelly was appointed to the Audit Committee in April 2011.
Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter and each such committee reviews its respective charter at least annually. A current copy of the charters of the audit committee, the compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
Audit Committee
Our audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk management policies;

•
establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report (which is included elsewhere in this proxy statement) required by the SEC.
Our board of directors has determined that all of the audit committee members are independent as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.
Our board of directors has also determined that Robert J. Hugin qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the listing standards of The NASDAQ Stock Market, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Hugin, like all members of our audit committee, is an independent director as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.
The audit committee met five times during 2011, including regular, special and telephonic meetings.
Compensation Committee
Our compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluations of our senior executives;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.
The compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances.
The compensation committee met ten times during 2011, including regular, special and telephonic meetings.
Information concerning the compensation committee's processes and procedures regarding director compensation is set forth under "Compensation of Directors" in this proxy statement. Information concerning the compensation committee's processes and procedures regarding compensation for our named executive officers is set forth under "Compensation Discussion and Analysis" in this proxy statement.
Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2004 plan, and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors has delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee administers the 2004 plan, including granting options and other awards under the 2004 plan. The compensation committee generally selects the recipients of awards under the 2004 plan and, subject to the terms of the 2004 plan, determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which, in accordance with the 2004 plan, may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which, in accordance with the 2004 plan, may not be longer than 10 years); and

•
the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including issue price, conditions for repurchase and repurchase price.

Role of the Compensation Consultant
Our compensation committee has retained Radford, an Aon Hewitt company, as its independent compensation consultant. Radford reports directly to the compensation committee and does not provide any other services to us. The compensation committee generally relies on Radford to provide it with comparison group benchmarking data and information as to market practices and trends. Radford does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide award ranges for the compensation committee to consider. In 2011, the consulting services provided by Radford also included providing advice to the compensation committee in connection with our 2004 plan and a potential long term incentive plan.
Representatives of Radford attend compensation committee meetings upon request of the committee chair as well as preparatory meetings as necessary. Radford attends executive sessions of the compensation committee as requested. Radford interacts directly with members of our management only on matters under the committee's oversight and with the knowledge and permission of the committee chairperson.
Compensation Risk Assessment
We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive or inappropriate risk-taking. Key features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, compensation is not linked to just corporate goals, as corporate performance metrics determine 60% of an individual's payout and 40% is based on such person's individual goals that are set by the individual's manager. Our corporate targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person's position in the company or their business unit. The mix of equity award instruments used under our long-term incentive program includes full value awards (as defined in the equity plan as any award of restricted stock or other stock unit with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant), which also mitigate risk. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders;

•	overseeing the evaluation of the board of directors; and

•	developing corporate governance guidelines and principles.
Our board of directors has adopted a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, which is posted on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
The nominating and corporate governance committee met five times in 2011, including regular, special and telephonic meetings.

Director Candidates and Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria as set forth in our corporate governance guidelines, including:

•	reputation for integrity, honesty and high ethical standards;

•
demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry;

•	adequate time to attend and participate in meetings of the board of directors and its committees;

•
ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•
demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•	such other attributes, including independence that satisfy requirements imposed by the SEC and The NASDAQ Stock Market.
Our corporate governance guidelines also provide that candidates should not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that our nominating and corporate governance committee should consider the value of diversity of the board of directors when evaluating particular candidates. The committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. The nominating and corporate governance committee does not assign specific weights to particular criteria that the committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Policy Regarding Holdover Directors
As a condition to being nominated by the board for re-election as a director, our corporate governance guidelines require each incumbent nominee for director to deliver to the board an irrevocable resignation that will become effective if (1) in the case of an uncontested election, the votes cast “for” such nominee's election do not exceed the votes cast “against” such nominee's election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee's election), which we refer to as the required vote, and (2) the board determines to accept such resignation in accordance with the corporate governance guidelines. An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the nominating and corporate governance committee (or group of other independent, disinterested directors in certain circumstances) and the board decide whether to accept or reject his or her resignation.
If any incumbent director in an uncontested election does not receive the required vote, the nominating and corporate governance committee and the board shall follow the following procedures in deciding whether or not to accept the nominee's resignation, all of which procedures will be completed within 90 days following the certification of the stockholder vote from such meeting:

•
The nominating and corporate governance committee will recommend to the board the action to be taken with respect to such resignation (which can range from accepting the resignation, to maintaining the director but addressing what the committee believes to be the underlying cause of the against votes, to resolving that the director will not be re-nominated in the future for election, to rejecting the resignation). In reaching its recommendation, the nominating and corporate governance committee will consider all factors it deems relevant, which may include: any stated reasons why stockholders voted against such director, any alternatives for curing the underlying cause of the votes against such director, the total number of shares voting, how such shares were voted, the number of broker non-votes, the director's tenure, the director's qualifications, the criteria for nomination as a director set forth the corporate governance guidelines, the director's past and expected future contributions to us and the overall composition of the board, including whether accepting the resignation would cause the company to fail to meet any applicable SEC or NASDAQ Stock Market requirement.

•
The board will act on the nominating and corporate governance committee's recommendation and in doing so, will consider all of the factors considered by the committee and such additional factors as it deems relevant.

•	Following the board's determination, we will promptly publicly disclose the board's decision regarding the resignation and if such resignation is rejected, the rationale behind the decision.

If the board accepts a nominee's resignation, then it may fill the resulting vacancy or may decrease the size of the board pursuant to our by-laws.

Stockholder Nominees
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under "Information About The Annual Meeting—How and when may I submit a proposal for the 2013 annual meeting?" in this proxy statement. Under our by-laws, to directly nominate director candidates, stockholders must provide notice to our Secretary with the following information:

•
all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•	any information reasonably necessary to determine whether the candidate is qualified to serve on our audit committee;

•	the number of shares of our stock beneficially owned by such candidate, if any; and

•	as to the stockholder proposing the candidate:

◦	such stockholder's name and address;

◦	the number of shares of our common stock beneficially owned by such stockholder; and

◦	a description of all arrangements and understandings between each stockholder and the candidate and any other person relating to the proposal to nominate the candidate.
The details of this notice requirement are included in our by-laws, which are available through our public filings on our website or on the SEC's website. Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws to nominate a director directly will not be included in our proxy card for the next annual meeting.

Board Risk Oversight
Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The board believes that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our lead director meets regularly with our chief executive officer and other senior officers to discuss strategy and risks facing the company. Members of senior management attend the quarterly board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations. The board holds an annual two day strategic planning session with senior management to discuss strategies, key challenges, and risks and opportunities for the company.
While the board is ultimately responsible for risk oversight at our company, our three standing board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure for our directors and executive officers, and corporate governance.

Code of Conduct and Ethics
We have adopted a written global code of conduct and ethics applicable to all of our directors and employees, including our principal executive officer and our principal financial officer. The global code of conduct and ethics is available on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
Any waiver of the global code of conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to file a Form 8-K or post on our website, at the address and location specified above, all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning an amendment to, or waiver from, a provision of the global code of conduct and ethics. To date, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors
Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the stockholder sending the communication;

•	the number of shares held by the stockholder; and

•	if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.
Our Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at the Annual Meeting
As set forth in our corporate governance guidelines, directors are expected to attend the annual meeting of stockholders. Eight of our then nine directors attended the annual meeting of stockholders in 2011.

Compensation of Directors
Compensation Program

Every two years, our compensation committee reviews and makes recommendations to the board regarding the level of compensation of our non-employee directors. To determine the appropriate level of compensation for our non-employee directors, our compensation committee has historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies; and

•	information obtained directly from other companies.
Our compensation program for non-employee directors consists of a cash component and an equity component. The equity component includes stock option grant awards and restricted stock awards. The compensation committee designs the cash component by considering as a target the 50th percentile of cash compensation paid to directors at companies included in the data from the compensation committee's consultant, Radford, an Aon Hewitt company, and the board's equity compensation to be at a value at or near the 75th percentile of the value of equity compensation paid to directors at companies included in the data from Radford. Each of these components is shown in the table below. We do not pay directors who are also our employees any additional compensation for serving on our board.
In March 2011, our compensation committee reviewed our board compensation program and recommended modifications to this program to our board of directors. On May 26, 2011, our board of directors, based upon the recommendation of our compensation committee, approved modifications to the cash and equity portions of the compensation program. In making these changes, the board relied on data from the Radford and sought to align board cash compensation at or near the projected 50th percentile for the next two years of cash compensation paid to directors at companies included in the data from Radford and board equity compensation with a value at or near the 75th percentile of the value of equity compensation paid to directors at companies included in the data from Radford. The compensation program is based on a retainer based approach, in which board members receive a larger retainer and only get paid per meeting if the board or its individual committees meet more than ten times in a calendar year. In May 2011 our board also established stock ownership guidelines for our independent directors to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of our other stockholders. These stock ownership guidelines provide that within a five-year period from the later of May 2011 or the director's appointment or initial election, a director should attain and hold shares of our stock (not including unexercised stock options) of no less than three times the director's annual retainer.
Cash Compensation
The following table describes the cash compensation for each non-employee director under the programs in place prior to May 26, 2011, as well as the cash compensation under our current program. The cash compensation is payable on a quarterly basis.

Type of Fee	Prior Program	Current Program
Annual retainer for board members	$25,000	$55,000
Additional annual retainer for lead director	$10,000	$10,000
Attendance for each board meeting attended in person	$3,000	$3,000 for each meeting attended in a year in excess of ten meetings
Attendance for each board meeting attended by telephone	$1,000	$3,000 for each meeting attended in a year in excess of ten meetings
Additional annual retainer for committee members:
Audit committee chair	$16,000	$25,000
Other audit committee members	$4,000	$12,500
Compensation committee chair	$12,000	$20,000
Other compensation committee member	$3,000	$10,000
Nominating and corporate governance committee chair	$8,000	$15,000
Other nominating and corporate governance committee member	$2,000	$7,500
Attendance for each committee meeting attended in person	$1,500	$1,500 for each meeting attended in a year in excess of ten meetings, per committee
Attendance for each committee meeting attended by telephone	$500	$1,500 for each meeting attended in a year in excess of ten meetings, per committee

For the purposes of the current directors compensation policy, to determine whether a board member or committee member attended in excess of ten meetings during the year, the number of meetings attended in person and by telephone are aggregated. In addition, directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.
Equity Compensation

Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2004 plan. The table below describes the initial and annual equity compensation for each non-employee director under our prior program, as well as the current initial and annual equity compensation for each non-employee director and the additional equity compensation to our lead director under our current program:

Type of Grant	Awards under Prior Program	Awards under Current Program	Grant Date	Vesting Schedule
Initial equity grant	Option to purchase 25,000 shares of common stock	$320,000 value of options	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date
Annual equity grant	Option to purchase 7,500 shares of common stock and an award of 3,750 shares of restricted stock	$215,000 equity value split equally between stock options and restricted shares(1)	The date of the annual meeting of stockholders	Prior Program: Stock options vest in 12 equal monthly installments beginning on the date one month after the grant date. Restricted stock vests in one installment 12 months after the grant date
Current Program: Stock options and restricted stock vest in one installment 12 months after the grant date
Additional annual equity grant to our lead director	Option to purchase 5,000 shares of common stock	Option to purchase 5,000 shares of common stock	The date of the annual meeting of stockholders	Stock options vest in one installment 12 months after the grant date

(1)	When splitting the equity value between stock options and restricted shares, restricted shares are valued at 2.5 times the value of a share underlying a stock option.

These options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and have a ten-year term. If a director ceases to be a director, all vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director or for the remaining term of the option, if less, and all unvested options will be forfeited.
The following table shows the compensation for fiscal year 2011 for each non-employee director who served as a director during 2011.
2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
William W. Crouse	$68,352	(3)	$107,517	$107,507		$283,376
Robert J. Hugin	$81,343	(4)	$107,517	$107,507		$296,367
John C. Kelly	$44,316	(5)	$107,517	$107,507		$259,340
Armin M. Kessler	$57,659	(6)	$107,517	$107,507		$272,683
Robert G. Savage	$67,453	(7)	$107,517	$107,507		$282,477
Hiroaki Shigeta	$66,761	(8)	$107,517	$148,048	(11)	$322,326
Melvin K. Spigelman	$68,151	(9)	$107,517	$107,507		$283,175
Elizabeth H.S. Wyatt	$88,838	(10)	$107,517	$107,507		$303,862

(1)
These amounts represent the aggregate grant date fair value of restricted stock granted by us during 2011, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 29, 2012. The per share grant date fair value of the award granted to each non-employee director on the date of our 2011 annual meeting of stockholders was $18.18. At December 31, 2011, each of our non-employee directors held 3,750 shares of unvested restricted stock.

(2)
These amounts represent the grant date fair value of stock options granted by us during 2011, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 29, 2012. The grant date fair value of the award granted to each non-employee director on the date of our 2011 annual meeting of stockholders was $8.11. At December 31, 2011, the total number of shares subject to options held by each of our non-employee directors was: Mr. Crouse, 118,259; Mr. Hugin, 99,926; Mr. Kelly, 38,259; Mr. Kessler, 105,759; Mr. Savage, 136,273; Mr. Shigeta, 73,259; Dr. Spigelman, 78,259 and Ms. Wyatt, 93,259.

(3)
Mr. Crouse is a member of the nominating and corporate governance committee and the audit committee. During 2011, pursuant to the new director compensation program, Mr. Crouse received $44,918 in board, audit committee and nominating and corporate governance committee retainers. During 2011, pursuant to the prior director compensation program, Mr. Crouse received (i) $12,434 in retainer fees for his board and committee service and (ii) $11,000 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, four board meetings by telephone, two committee meetings in person and two committee meetings by telephone.

(4)
Mr. Hugin is the chair of the audit committee. During 2011, pursuant to the new director compensation program, Mr. Hugin received $55,398 in board and audit committee chair retainers. During 2011, pursuant to the prior director compensation program, Mr. Hugin received (i) $16,445 in retainer fees for his board and committee chair service and (ii) $9,500 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, four board meetings by telephone, one committee meeting in person and two committee meetings by telephone.

(5)
Mr. Kelly joined the board and was appointed to the audit committee in April 2011. During 2011, pursuant to the new director compensation program, Mr. Kelly received $40,426 in board and audit committee retainers. During 2011, pursuant to the prior director compensation program, Mr. Kelly received (i) $2,390 in retainer fees for his board and committee service and (ii) $1,500 in fees for attendance at one board meeting and one committee meeting by telephone held prior to May 25, 2011.

(6)
Mr. Kessler is a member of the compensation committee. During 2011, pursuant to the new director compensation program, Mr. Kessler received $38,929 in board and compensation committee retainers. During 2011, pursuant to the prior director compensation program, Mr. Kessler received (i) $11,230 in retainer fees for his board and committee service and (ii) $7,500 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of four board meetings and seven committee meetings by telephone.

(7)
Mr. Savage is a member of the compensation committee and the nominating and corporate governance committee. During 2011, pursuant to the new director compensation program, Mr. Savage received $43,420 in board, compensation committee and nominating and corporate governance committee retainers. During 2011, pursuant to the prior director compensation program, Mr. Savage received (i) $12,033 in retainer fees for his board and committee service and (ii) $12,000 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, three board meetings by telephone, two committee meeting in person and six committee meetings by telephone.

(8)
Mr. Shigeta is our lead director and a member of the nominating and corporate governance committee. During 2011, pursuant to the new director compensation program, Mr. Shigeta received $43,420 in lead director, board and nominating and corporate governance committee retainers. During 2011, pursuant to the prior director compensation program, Mr. Shigeta received (i) $14,841 in retainer fees for serving as lead director and his board and committee service and (ii) $8,500 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, four board meetings by telephone and one committee meeting in person.

(9)
Dr. Spigelman is the chair of the nominating and corporate governance committee. During 2011, pursuant to the new director compensation program, Dr. Spigelman received $46,415 in board and nominating and corporate governance committee chair retainers. During 2011, pursuant to the prior director compensation program, Dr. Spigelman received (i) $13,236 in retainer fees for his board and committee chair service and (ii) $8,500 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, four board meetings by telephone and one committee meeting in person.

(10)
Ms. Wyatt is the chair of the compensation committee and a member of the audit committee. During 2011, pursuant to the new director compensation program, Ms. Wyatt received $58,393 in board, compensation committee chair and the audit committee retainers. During 2011, pursuant to the prior director compensation program, Ms. Wyatt received (i) $16,445 in retainer fees for her board and committee service and (ii) $14,000 in fees for attendance at board and committee meetings held prior to May 25, 2011, which consisted of one board meeting in person, four board meetings by telephone, two committee meetings in person and eight committee meetings by telephone.

(11)
As the lead director, Mr. Shigeta is awarded an annual additional stock option award of 5,000 shares of our common stock on the date of our 2011 annual meeting of stockholders. The grant date fair value of this award to Mr. Shigeta was $40,550.

As noted above, our employee director did not receive additional compensation for services as a director.

Certain Related-Party Transactions
In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions.
Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.
In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•
any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owners of more than 5% of our common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our code of business conduct and ethics. Under our code of business conduct and ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Compensation Committee Interlocks and Insider Participation
During 2011, our compensation committee consisted of Elizabeth H.S. Wyatt, Armin M. Kessler and Robert G. Savage, none of whom was a current or former officer or employee of the company and none of whom had any related person transaction involving the company required to be reported under Item 404(a) of Regulation S-K.

None of the company's executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Executive Summary
Our compensation program is designed to attract, retain and motivate executive talent, promote the achievement of key strategic and financial performance measures and align executives' incentives with our corporate strategies and business objectives and the creation of long-term stockholder value. The main components of our program are base salary; annual cash bonus; equity awards (consisting of stock option and restricted stock awards); health and life insurance and other employee benefits; and severance and change-of-control benefits.
We emphasize pay-for-performance and our compensation program is designed to link the pay of our executive officers to our overall financial and operation performance and our executive officers' contribution to stockholder value. In 2011, we executed on our strategic plan and delivered strong financial performance. We achieved a record $484.7 million of sales in 2011, which represented a 10.8% increase over 2010, and increased our operating income to $0.2 million per employee, which represented an 18.4% increase compared to 2010. Our commercial success allowed us to generate net income from operations of $58.1 million and we ended 2011 with $315 million of cash and cash equivalents on our balance sheet. With respect to our strategic plan, we continued the advancement in the development of our product candidates, particularly oritavancin and cangrelor, and created value for our stockholders through transactions, including settlements related to our Angiomax patents and the addition of MDCO-157 to our portfolio with MDCO-157. We believe that our executive officers were instrumental in achieving this performance.
Program Highlights:

•
Performance Focus.    We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives.

•
Long-Term Equity Incentives.    Every year we grant equity awards broadly among our employee population to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over four years and our restricted stock generally vests on the fourth anniversary of the date of grant.

•
Pay Practices.    We do not use many common pay practices often considered to be unfriendly to stockholders. For example, we limit the perquisites that we make available to our named executive officers, who, generally, are not entitled to any benefits that are not otherwise available to all of our employees. We do not have excess parachute payment tax gross-up provisions in any executive compensation arrangements, including our arrangements with our chief executive officer. Our executive officers may receive a maximum of 150% of target for payouts under our cash bonus plan. Our board has determined that the number of shares that the board would grant under our 2004 plan would average a three-year annual "burn rate" of 5.46% or less for the three-year period from 2010 through 2012.

•	Compensation Consultant Independence. Our compensation committee retains an independent consultant, which consultant provides no other services to the company.

•
Risk Assessment.    Our compensation committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. We believe that the key features of our programs reflect sound risk management practices and that we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk taking.

•	Compensation Governance. Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our stock.
The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our senior executives, including our named executive officers. The compensation committee also reviews and approves annually salary, bonus and equity pools in the aggregate for employees below the senior executive level.
Consideration of 2011 Say-on-Pay Vote Results
In July 2011, our board reviewed the results of our 2011 “say-on-pay” and “say-on-pay frequency” votes. Of the shares present or represented and voting on the matter, we received over 98% approval of our named executive officer compensation and our shareholders recommended that we hold annual say-on-pay votes. Based on these results, our board determined that it will conduct say-on-pay votes on an annual basis until the next advisory vote regarding frequency is held. In addition, after taking into consideration the strong support for our executive compensation program reflected in the say-on-pay vote results, the compensation committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Our stockholders will next have an opportunity to vote on the frequency of such advisory votes on our named executive officer compensation at our annual meeting of stockholders in 2017.
Objectives and Philosophy of Our Executive Compensation Program
The primary objectives of our compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives' incentives with the creation of long-term stockholder value.
To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. Our executive compensation program consists of a base salary, an annual cash incentive and a long-term equity compensation component, such as stock options and restricted stock grants that vest over time. Base salaries are intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components. Through our cash bonus program, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic goals, such as clinical trial progress and business development transactions, and our financial and operational performance as measured by metrics such as net revenue growth rate, profitability, level of operating expenses and increased market presence. Integrating these goals into our cash incentive program allows us to promote specific initiatives by directly linking success in these targeted goals with individuals' awards. In addition, we believe that the long-term compensation component of our executive compensation program helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.
The compensation committee retains the consulting firm Radford, an AON Hewitt company, to advise the committee in connection with the committee's determination of the appropriate peer group of companies against which it should compare its compensation practices, and the evaluation of base salaries, percentage bonus targets and equity awards for our named executive officers. As part of this process, Radford provided the compensation committee with tally sheets presenting each component of compensation received for reference in considering the total compensation package of each named executive officer. The compensation committee also consults with our chief executive officer and our chief financial officer in determining compensation packages of other named executive officers. However, neither our chief executive officer nor our chief financial officer is present when committee decisions are made regarding such officer's individual compensation.
As part of its engagement, Radford identifies a peer group of publicly traded companies that it believes have business life cycles, revenues, market capitalizations, products, research and development investment levels, and number and capabilities of employees that are roughly comparable to ours and against which it believes we compete for executive talent. The compensation committee, in conjunction with senior management, reviews the peer group presented by Radford to determine whether any adjustments to the composition of the group are needed. As a result, our peer group may change from year to year. After the final determination of the peer group by the committee, Radford analyzes the executive compensation programs of these companies, together with Radford’s Global Life Sciences Survey and the SIRS Executive Compensation Survey, and provides the committee with executive compensation data. We refer to the blend of the peer group data and the Radford survey data for each year as the market compensation data.
Radford provided the committee with survey data from the companies included below as the 2011 peer group. In November 2011, the compensation committee, working with Radford and our senior management, adjusted the composition of the peer group by replacing five companies with seven new companies that better fit our peer group profile. Specifically, the committee removed Abraxis Bioscience, Inc. and OSI Pharmaceuticals, Inc. because each was acquired in 2011 and removed Enzon Pharmaceuticals, Inc., Endo Pharmaceuticals Holdings Inc. and Vertex Pharmaceuticals Incorporated because they no longer matched the selection criteria for our peer group. The compensation committee replaced such companies with Acorda Therapeutics, Auxilium Pharmaceuticals, Inc., Human Genome Sciences, Incyte Jazz Pharmaceuticals, Inc., Nektar Therapeutics and Seattle Genetics. The two peer groups are listed below.

2011 Peer Group	2012 Peer Group
• Abraxis Bioscience, Inc.*	• Acorda Therapeutics, Inc.**
• Alexion Pharmaceuticals, Inc.	• Alexion Pharmaceuticals, Inc.
• Alkermes, Inc.	• Alkermes, Inc.†
• Amylin Pharmaceuticals, Inc.	• Amylin Pharmaceuticals, Inc.
• BioMarin Pharmaceuticals Inc.	• Auxilium Pharmaceuticals, Inc.**
• Cubist Pharmaceuticals, Inc.	• BioMarin Pharmaceuticals Inc.
• Emergent BioSolutions, Inc.	• Cubist Pharmaceuticals, Inc.
• Endo Pharmaceuticals Holdings Inc.*	• Emergent BioSolutions, Inc.
• Enzon Pharmaceuticals, Inc.*	• Human Genome Sciences, Inc.**
• Medicis Pharmaceuticals Corporation	• Incyte Corporation**
• Onyx Pharmaceuticals	• Jazz Pharmaceuticals plc** †
• OSI Pharmaceuticals, Inc.*	• Medicis Pharmaceuticals Corporation
• Regeneron Pharmaceuticals Inc.	• Nektar Therapeutics**
• Salix Pharmaceuticals, Inc.	• Onyx Pharmaceuticals
• Techne Corporation	• Regeneron Pharmaceuticals Inc.
• United Therapeutics Corporation	• Salix Pharmaceuticals, Inc.
• Vertex Pharmaceuticals Incorporated*	• Seattle Genetics, Inc.**
• ViroPharma Incorporated	• Techne Corporation
• United Therapeutics Corporation
• ViroPharma Incorporated

*	Indicates a company removed from the peer group

**	Indicates a new peer company

†
Alkermes and Jazz Pharmaceuticals were parties to mergers in 2011 and 2012, respectively. Relevant compensation data was used by the committee for determining equity awards for 2011 performance and the committee will evaluate the companies’ inclusion in the peer group going forward.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary and target total cash compensation, including base salary and target bonus, for executives at the 50th percentile of compensation paid to similarly situated executives based on the market compensation data. In order to underscore the value of ownership of equity compensation as a component of our overall compensation, the compensation committee generally targets equity compensation for executives at the 75th percentile of equity compensation paid to similarly situated executives based on the market compensation data. The committee may vary these general targets with respect to executives based on the job responsibilities, experience and performance levels of the individuals and overall company performance.
Components of our Executive Compensation Program
The primary elements of our executive compensation program are:
•base salary;
•annual cash bonus;
•stock option and restricted stock awards;
•health and life insurance, and other employee benefits; and
•severance and change-of-control benefits.
We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Radford, determines what it believes to be the appropriate level and mix of the various compensation components within the targeted percentiles for overall cash and equity compensation.
Base Salary
The committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives.

Base salaries of our named executive officers are reviewed at least annually by the compensation committee. The committee, after consulting with Radford and certain members of our senior management, determines a baseline merit increase percentage for all employees. This baseline percentage is then adjusted for each named executive officer during the committee's review of such named executive officer's salary based on the executive's success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities. In addition, adjustments are considered from time-to-time to realign salaries with market levels competitive with the 50th percentile of base salaries offered for positions comparable to those held by our named executive officers, as adjusted to reflect individual responsibilities, performance and experience, based on the market compensation data. The compensation committee will also adjust base salaries as warranted throughout the year for promotions, changes in market compensation that it may become aware of or other changes in the scope or breadth of an executive's role or responsibilities. For 2011, the committee established the baseline merit increase percentage at 3%.
In establishing base salaries for 2011, the compensation committee considered the 2011 market compensation data of base salaries, the level of each executive's responsibility and each executive's past performance and experience. The compensation committee surveyed the data provide by the consultant and aimed to provide a base salary for each executive generally comparable to the base salary of executives in the 50th percentile of 2011 market compensation data. The committee also considered the executive's responsibilities at the company, experience and performance in 2010.
The following table presents each named executive officer's 2010 and 2011 base salary, the percentile increase in base salary from 2010 to 2011 and each named executive officer's 2011 base salary variance to the 50th percentile of the 2011 market compensation data:

Named Executive Officer	2010 Salary	2011 Salary	Percent Increase from 2010 to 2011	2011 Salary Variance to 50th Percentile of 2011 Market Compensation Data
Clive A. Meanwell Chief Executive Officer	$702,000	$723,060	3%	-6%
Glenn P. Sblendorio President and Chief Financial Officer	$486,675	$501,280	3%	+7%
Paul M. Antinori Senior Vice President and General Counsel	$392,585	$400,440	2%	-2%
William B. O'Connor Vice President, Chief Accounting Officer	$294,730	$307,260	4%	+9%
Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer	$300,000	$309,000	3%	+3%

In establishing Dr. Meanwell's 2011 base salary, the compensation committee recognized Dr. Meanwell's leadership in the planning, oversight and direction of our competitive, human and financial strategy in 2010. In particular, the committee recognized our overall operating performance, including increasing net sales growth rate of Angiomax, developing our product portfolio, creating and advancing our international business plan and developing our employees and improvement in our financial performance. As a result, the committee established Dr. Meanwell’s annual base salary for 2011 at $723,060, which represented a 3% increase for merit reasons.
In establishing Mr. Sblendorio's 2011 base salary, the compensation committee recognized Mr. Sblendorio's contributions in 2010 in the planning, oversight and direction of our competitive, human and financial strategy in 2010. In particular, the compensation committee recognized Mr. Sblendorio for his work with Dr. Meanwell to improve our relationships with institutional investors, his leading the evaluations of many business development projects and his effective management of resources. As a result, the committee established Mr. Sblendorio's annual base salary for 2011 at $501,280, which consisted of a 3% increase for merit reasons.
The compensation committee noted Mr. Antinori's efforts in 2010 to develop and focus our government affairs initiatives, including his continued efforts to restore the term of the principal U.S. patent for Angiomax, as well as to manage our ongoing legal affairs. As a result, the committee established his annual base salary for 2011 at $400,440, which represented a 2% increase for merit reasons.
The compensation committee recognized Mr. O'Connor's contributions in 2010 in improving our financial reporting systems and management of the finance and information technology departments. The compensation committee also believed that Mr. O'Connor played an important role in a variety of strategic projects, including managing our 340B pricing program and reducing our expenses. As a result, the committee established Mr. O'Connor's annual base salary for 2011 at $307,260, which represented a 4% increase for merit reasons.
The compensation committee recognized Ms. Rohrbacker's accomplishments in focusing on key strategic and tactical elements of our human strategy. As a result, the committee increased Ms. Rohrbacker's annual base salary for 2011 to $309,000, which represented a 3% merit increase.
Annual Cash Bonus Plan

We have an annual cash bonus plan that covers all of our employees, including our named executive officers. The annual cash bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward our named executive officers when their efforts result in success for us. Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer's base salary, with target percentiles corresponding to the position of the executive at the company. In February 2011, the committee evaluated the bonus target percentages for our named executive officers. The committee set Dr. Meanwell’s bonus target at 85% of his base salary for 2011 to better align his bonus target percentages to the 50th percentile of bonus targets for chief executive officers from the 2011 market compensation data. The committee set Mr. Sblendorio’s bonus target percentage at 65% of his base salary for 2011 to align his bonus target percentages to the 75th percentile of bonus targets for chief financial officers from the 2011 market compensation data to reflect Mr. Sblendorio’s additional business development and operating responsibilities. The committee considered the bonus target percentages of our other named executive officers and determined to leave them at 2010 levels. The bonus target percentage for each of Messrs. Antinori and O'Connor and Ms. Rohrbacker remained at 40% of their respective base salaries for 2011.
The compensation committee approves corporate goals for each year and determines potential total bonus amounts based on both achievement of these goals and of individual performance goals. The corporate goals comprise 60% of the total cash bonus and the individual objectives comprise 40% of the total cash bonus.
Corporate Goals
The corporate goals adopted by the committee generally conform to the financial metrics contained in the internal business plan adopted by the board of directors relating to revenue, operating profit per employee and operating expenses, as well as to certain operational goals. The compensation committee works with the chief executive officer to develop corporate goals that they believe are challenging but can be reasonably achieved over the next year.
In February 2011, the compensation committee approved the corporate goals for 2011, including the weighting for each corporate goal. The corporate goals were collectively allocated a corporate goal value of 100 points, with the corporate goal award value for the “financial goals” collectively representing 55 points, the “competitive goals” collectively representing 25 points, the “human goals” together representing 15 points and the “quality goal” representing 5 points.
Under the plan, if we achieve the target performance level of each corporate goal, then the corporate goal award values credited would equal 100 out of a total target of 100 and the company bonus factor would be 100%, or 100% of the 60% weighting toward the total bonus amount. If the total corporate goal award values credited equal 75, then the company bonus factor would be 75%, and if the corporate goal award values credited total 125 out of a target of 100 because we exceed certain of our targets, then the company bonus factor would be 125%.
In setting the company bonus factor, the committee retains the discretion to give more or less credit for corporate goals and to give credit for our overall annual performance and our achievement of additional accomplishments during the fiscal year that were not contemplated by the approved corporate goals. In such event, the corporate goal award values for a specific goal may be adjusted and award values for additional achievements may be added to the total possible corporate goal award values. The company bonus factor may reflect the discretion of the committee.
Individual Objectives
Individual objectives are tied to the particular area of expertise of the employee and his or her performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to our chief executive officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of our chief executive officer, the individual objectives are reviewed with our lead director and the compensation committee and are based on the achievement of corporate goals. For each individual objective, the named executive officers must accomplish at least 80% of such objective for the officer to receive credit for the achievement of such objective. The compensation committee reviews the individual objectives which the officer has been deemed to have achieved and the officer's performance beyond the objectives and, based on a subjective, qualitative analysis of the achieved objectives, the individual's efforts, the overall impact of such officer's performance on the performance of the company and such other relevant factors as the committee may determine, the committee determines an individual performance rating for the officer which ranges from 0% to 150% of the officer's individual target award.
Bonus Determinations
In February 2012, the compensation committee evaluated our 2011 actual performance against our 2011 corporate goals approved by the committee. The following table includes our 2011 corporate goals, the weighting for each goal set by the committee and the results percentage as determined by the committee and the resulting award value:

Corporate Goal	Weight	Result	Award Value
Financial	55%
Net Revenue - worldwide net revenue growth at or above 8% relative to 2010	20%	Exceeded (135%)—we achieved a 10.8% net revenue growth rate for our products in 2011 relative to 2010	27
Net Operating Profit - net operating profit growth at or above 16% relative to 2010	20%	Partially met (93%)—we achieved a 14.9% net operating profit growth rate for our products in 2011 relative to 2010	19
Balance Sheet Cash - cash on the balance sheet as of December 31, 2011 (excluding any transactions) of at least $300 million	5%	Met (100%)—as of December 31, 2011, we had $340 million of cash on our balance sheet, excluding transactions	5
Operating Expenses - achieve goal with operating expenses within 3% of budget	5%	Met (100%)— our actual operating expenses were within 1.7% of budget	5
New Business Ventures - create at least $50 million of financial value from transactions that add assets to our product portfolio and/or improve cash flow	5%	Met (100%)—we created greater than $50 million of financial value from transactions in 2011	5
Competitive	25%
Phase 3 Clinical Trials - achieve significant Phase 3 product progression	10%	Exceeded (110%)—our Phase 3 clinical trials for oritavancin and cangrelor enrolled patients ahead of schedule	11
Phase 1-2 Clinical Trials - achieve significant Phase 1-2 product progression	5%	Met (100%)—our Phase 2 clinical trial program for MDCO-2010 progressed significantly with the completion of the Phase 2a trial of the product candidate in 2011	5
Market Reach - increase our global market reach, including by adding new customers in Europe and Asia	5%	Met (100%)—we added new accounts, in particular, approximately 120 new accounts in the European Union in 2011 relative to 2010	5
Market Share - increase market share for our marketed products	5%	Met (100%)—we increased our market share in 2011 relative to 2010, primarily in the European Union	5
Human	15%
Employee Engagement - improve employee engagement metrics by 5% relative to 2010	5%	Met (100%)—we improved employee engagement metrics by 9% in 2011 relative to 2010	5
Operating Profit - achieve a minimum operating profit per employee growth rate relative to 2010	10%	Exceeded (142%)—we achieved an operating profit per employee growth rate of 18.4% in 2011	14
Quality	5%
Policies and Compliance - to revise and adopt compliance policies and procedures consistent with the organizations new structures and ways of working — and have no significant compliance issues in 2011	5%	Partially met (80%)—we did not have compliance issues in 2011 and we revised our global code of conduct and ethics and the substantial majority of our policies and procedures in 2011, but did not finalize all of them	4
Total	100%		110

For the 2011 annual cash bonuses, the compensation committee calculated the bonuses for our named executive officers by multiplying 60% of the dollar amount of each such officer's bonus target by the company bonus factor to derive the corporate portion of the officer's bonus. The individual component of the bonus was calculated by multiplying 40% of the dollar amount of each such officer's bonus target by such officer's individual performance rating, and the resulting dollar amount was added to the dollar amount allocated to the corporate goals. See the note to the table below for an example of the calculation.
Dr. Meanwell's 2011 salary was $723,060 and his bonus target was 85% of his salary, or $614,601. The compensation committee recognized Dr. Meanwell's leadership related to the planning, oversight and direction of our competitive, human and financial strategy in 2011. In particular, the committee recognized our overall operating performance, including our increased net revenue growth rate of Angiomax and our balance sheet cash position, the progression of our product portfolio, in particular our Phase 3 products, and our improved communication with our institutional investors. Overall, the compensation committee determined that Dr. Meanwell "sometimes exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 110%. The compensation committee awarded Dr. Meanwell a bonus of $676,062, which equaled 110% of his 2011 bonus target.
Mr. Sblendorio's 2011 salary was $501,280 and his bonus target was 65% of his salary, or $325,832. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Sblendorio's contributions to the planning, oversight and direction of our competitive, human and financial strategy in 2011. In particular, the compensation committee recognized Mr. Sblendorio for his leading of strategic projects, including the Angiomax patents litigations and settlements and our manufacturing and logistics initiatives, evaluating many business development projects, his effective management of resources and his work with Dr. Meanwell to improve our relationships with institutional investors. Overall, the compensation committee determined that Mr. Sblendorio "often exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 150%. The compensation committee awarded Mr. Sblendorio a bonus of $410,549. Mr. Sblendorio's bonus payment equaled 126% of his bonus target.
Mr. Antinori's 2011 salary was $400,440 and his bonus target was 40% of his salary, or $160,176. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Antinori's efforts related to the Angiomax patents matters and our expansion initiatives in Russia, as well as management of our ongoing legal affairs. Overall, the compensation committee determined that Mr. Antinori "sometimes exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 110%. The compensation committee awarded Mr. Antinori a bonus of $176,194, which equaled 110% of his bonus target.
Mr. O'Connor's 2011 salary was $307,260 and his bonus target was 40% of his salary, or $122,904. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. O'Connor's contributions in improving our financial reporting systems and management of the finance and information technology departments. The compensation committee also believed that Mr. O'Connor played an important role in a variety of strategic projects, including managing our 340B pricing program and reducing our expenses. Overall, the compensation committee determined that Mr. O'Connor "sometimes exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 120%. The compensation committee awarded Mr. O'Connor a bonus payment of $140,111. Mr. O'Connor's bonus payment equaled 114% of his bonus target.
Ms. Rohrbacker's 2011 salary was $309,000 and her bonus target was 40% of her salary, or $123,600. Following a discussion with our senior executives, the compensation committee noted Ms. Rohrbacker's efforts regarding the human resources team. Overall, the compensation committee determined that Ms. Rohrbacker "met" performance expectations on her individual performance goals and gave her an individual performance rating of 100%. In connection with Ms. Rohrbacker’s leave of absence, which commenced December 2011, a special committee of our board determined that payment, if any, of Ms. Rohrbacker’s bonus would be delayed until resolution of her leave.
The 2011 salaries, 2011 bonus target percentages and amounts and the actual bonus payments for our named executive officers are as follows:

Named Executive Officer	2011 Salary	2010 Bonus Target Percentage	2011 Bonus Target	2011 Annual Cash Bonus Payments(1)
Clive A. Meanwell Chief Executive Officer	$723,060	85%	$614,601	$676,062
Glenn P. Sblendorio President and Chief Financial Officer	$501,280	65%	$325,832	$410,549
Paul M. Antinori Senior Vice President and General Counsel	$392,585	40%	$160,176	$176,194
William B. O'Connor Vice President, Chief Accounting Officer	$307,260	40%	$122,904	$140,111
Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer	$309,000	40%	$123,600	(2)

(1)
This column represents the actual cash bonus payment made to the named executive officer. Such amount is based on the company bonus factor and the individual performance rating of the named executive officer, calculated as described above. For example, Dr. Meanwell's bonus target of $614,601 was allocated $368,761 for corporate targets (60%) and $245,840 for individual targets (40%). The dollar amount allocated to corporate targets, $368,761, was multiplied by the corporate bonus factor for Dr. Meanwell (110%), resulting in $405,637 for the corporate performance portion of his bonus. The dollar amount allocated to individual performance goals, $245,840, was multiplied by his individual performance rating of 110% and the result, $270,424, was added to the dollar amount allocated to the corporate targets, $405,637.

(2)
In lieu of receiving a bonus payment, Ms. Rohrbacker is entitled to receive severance payments after her employment with us terminated in April 2012; see "—Potential Payments Upon Termination or Change of Control" below.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives, including our named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparable equity awards received by executives in our peer group, our company-level performance, the applicable executive's performance, the amount of equity previously awarded to the executive, the vesting schedule of such previous awards and the recommendations of management and consultants to the compensation committee.
The compensation committee typically makes annual equity grants, and, if there are new executives, initial stock option awards, as part of our overall compensation program. The compensation committee reviews all components of the executive's compensation when determining annual equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. The compensation committee also has an equity compensation policy for the use of stock options and restricted stock awards. All of the equity grants to our named executive officers are approved by the compensation committee.
Stock awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the first quarter of each year for determination of grants for the previous year. This allows the compensation committee to receive audited financial statements of the previous year prior to making award determinations. Therefore, bonuses and equity awards relating to performance during 2010 for all of our employees, including our named executive officers, were granted in February 2011 and annual cash bonuses and equity awards relating to performance during 2011 for all of our employees, including our named executive officers, were granted in February 2012. We generally time annual stock option and restricted stock grants to named executive officers so that such grants occur three trading days after the release of our financial results for the previous fiscal year. We do not have any equity ownership guidelines for our named executive officers or a required holding period for shares of company stock obtained from the exercise of an option or vesting of restricted stock.
In general, initial option grants to new named executive officers vest over 48 months with 25% of the option vesting 12 months after the named executive officer's start date and the remainder of the option vesting in 36 equal monthly installments. None of our named executive officers were new in 2011 or 2012. Our annual grants to named executive officers generally vest in 48 equal monthly installments commencing one month after the date of the grant. Vesting and exercise rights cease 90 days after termination of employment except in the case of death or disability. Restricted shares vest in annual increments of 25% over a period of four years, commencing on the first anniversary of the date of grant.
In February 2011, based on discussions with Radford, the committee decided to grant a mix of 66% options and 33% restricted stock to all employees receiving equity, including the named executive officers, for the employees' performance in 2010. The compensation committee considered an amount of equity compensation that would be comparable to that of the 75th percentile of the 2011 market compensation data. In determining these equity awards, the compensation committee analyzed this data comparing the value of the options granted by companies represented in the 2011 market compensation data and the size of the equity grants as a percentage of the overall ownership of those companies. When considering awards, the compensation committee valued a share of restricted stock at 2.5 times the value of a share underlying a stock option. In determining the equity awards for the named executive officers, the committee also considered each named executive officer's individual performance. In making its grant decisions in February 2011, the committee also recognized that the committee did not have the share availability constraints that it did in 2010, as additional shares were added to our 2004 plan in 2010, and the company's overall performance in 2010 was positive, as evidenced by the company bonus factor of 115% for 2010 performance. As a result, the committee approved grants at or above the 75th percentile for the named executive officers that received an "exceeds" rating for their individual performance.
In February 2011, the compensation committee approved the following equity awards to our named executive officers:

Named Executive Officer	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Clive A. Meanwell	240,000	48,000
Glenn P. Sblendorio	90,000	18,000
Paul M. Antinori	13,333	2,667
William B. O'Connor	33,333	6,667
Leslie C. Rohrbacker	33,333	6,667

In February 2012, based on discussions with Radford, the committee decided to grant a mix of 40% options and 60% restricted stock to the named executive officers for their respective performances in 2011. The compensation committee considered an amount of equity compensation that would be comparable to that of the 75th percentile of the 2012 market compensation data. In determining these equity awards, the compensation committee analyzed this data comparing the value of the options granted by companies represented in the 2012 market compensation data and the size of the equity grants as a percentage of the overall ownership of those companies. When considering awards, the compensation committee valued a share of restricted stock at 2.5 times the value of a share underlying a stock option. In determining the equity awards for the named executive officers, the committee also considered each named executive officer's individual performance. In making its grant decisions in February 2012, the committee also considered share availability constraints with respect to our 2004 plan.
Our equity awards for 2011 were granted effective February 24, 2012, which was three trading days after the release of our 2011 financial results. In

February 2012, the compensation committee approved the following equity awards to our named executive officers:

Named Executive Officer	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Clive A. Meanwell	150,000	93,750
Glenn P. Sblendorio	68,000	42,500
Paul M. Antinori	20,000	12,500
William B. O'Connor	20,000	12,500
Leslie C. Rohrbacker	―	―

Because the equity awards made to our named executive officers relating to their respective individual performances in 2011 were granted in 2012, these awards have not been included in the compensation tables for 2011 below.
Benefits and Other Compensation
We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We make matching contributions of 50% of an employee's contributions under our 401(k) plan up to a maximum of 6% of an employee's eligible earnings.
Special Bonuses
On February 21, 2012, our compensation committee recommended, and our board approved, special cash bonuses for Clive Meanwell, Glenn Sblendorio and Paul Antinori in recognition of their extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter. The special cash bonuses were awarded in the following amounts: Dr. Meanwell - $950,000; Mr. Sblendorio - $100,000; and Mr. Antinori - $500,000. The special cash bonus awards were paid upon our receipt of a certificate of extension from the U.S. Patent and Trademark Office that extended the term of U.S. Patent No. 5,196,404, the principal U.S. patent covering Angiomax, to December 15, 2014. We received the certificate on March 5, 2012.
In addition, in particular circumstances we award cash signing bonuses when executives first join us. Such cash signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. For 2011, no named executive officer was eligible for a cash signing bonus.
Perquisites
We limit the perquisites that we make available to our named executive officers. Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees.
Severance and Change-of-Control Benefits
Pursuant to severance agreements we have entered into with certain executive officers, including our named executive officers, and provisions of our 1998 stock incentive plan and our 2004 plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. As described further below, Ms. Rohrbacker will receive the severance payments set forth below in connection with the termination of her employment with us. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption "—Potential Payments Upon Termination or Change of Control" below.
We believe providing these benefits help us compete for executive talent. We believe that our severance and change of control benefits are generally comparable to severance packages offered to executives by the companies in our peer group.
Our practice in the case of change-of-control benefits has been to structure these as "double trigger" benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us or our successor without "cause" or by the executive for "good reason", as each is defined in the severance agreements, during a one-year period after the change of control. We believe a "double trigger" maximizes stockholder value because it avoids an unintended windfall to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any potential change of control in which they believe they may lose their jobs.
Tax and Accounting Considerations
The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
In addition, in determining the size and type of equity awards, the compensation committee also considered the potential impact of FASB ASC Topic 718 to determine the effect of awards.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
By the Compensation Committee of the Board of Directors
Elizabeth H.S. Wyatt (Chair)
Armin M. Kessler
Robert G. Savage

Our Current Executive Officers
Below is information about each of our executive officers other than Clive Meanwell, our chief executive officer, and Glenn Sblendorio, our president and chief financial officer (whose respective biographies are listed with other members of our board of directors under the caption "Proposal One: Election of Class 3 Directors "). The information below includes each officer's age as of April 1, 2012, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years and their education. Our board of directors elects our officers annually, and officers serve until they resign or we or the board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.
PAUL M. ANTINORI
Age: 58
Paul M. Antinori has been our general counsel since May 2002 and a senior vice president since September 2006. He also served as vice president from August 2004 to August 2006. From March 1998 to April 2002, Mr. Antinori was general counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.
WILLIAM B. O'CONNOR
Age: 53
William B. O'Connor has been our vice president, chief accounting officer since March 2008. He joined us in April 2006 as our vice president, finance and controller. From April 2000 to February 2006, he was the vice president of finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O'Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O'Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

Compensation of Our Executive Officers
The tables below present information about the compensation of the specified executive officers for the year ended December 31, 2011.

Summary Compensation
The following table presents summary information for the year ended December 31, 2011 and the previous two fiscal years for our chief executive officer, our chief financial officer and three other most highly compensated executive officers for the year ended December 31, 2011. We refer to these five individuals collectively as our "named executive officers."
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Clive A. Meanwell Chairman and Chief Executive Officer	2011	$723,060	$676,062	$837,600	$1,840,050	$1,794	$4,078,566
	2010	$702,000	$620,217	$546,199	$312,958	$1,794	$2,183,168
	2009	$588,640	$441,480	$993,757	$—	$1,794	$2,025,671

Glenn P. Sblendorio President and Chief Financial Officer	2011	$501,280	$410,549	$314,100	$690,019	$3,354	$1,919,302
	2010	$486,675	$294,439	$73,100	$106,487	$1,794	$962,495
	2009	$434,534	$201,710	$277,039	$92,628	$1,794	$1,007,702

Paul M. Antinori Senior Vice President and General Counsel	2011	$400,440	$176,194	$46,539	$102,222	$3,354	$728,749
	2010	$392,585	$169,283	$130,496	$242,962	$3,354	$938,680
	2009	$381,150	$117,151	$156,756	$52,424	$3,351	$710,832

William B. O'Connor Vice President, Chief Accounting Officer	2011	$307,260	$140,111	$116,339	$255,560	$1,550	$820,820
	2010	$294,730	$140,292	$42,639	$62,118	$1,481	$541,260
	2009	$284,762	$96,638	$78,607	$26,283	$1,424	$488,014

Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer	2011	$309,000	(4)	$116,339	$255,560	$679	$681,578
	2010	$300,000	$140,400	$42,639	$62,118	$646	$545,803

(1) These amounts represent the 2011, 2010 and 2009 plan year payouts as part of our annual cash bonus plan. The 2011 cash bonus plan is described under the "Compensation Discussion and Analysis" section of this proxy statement.

(2)
These amounts represent the grant date fair value of equity-based awards granted by us during 2011, 2010 and 2009, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 29, 2012.

(3)	The dollar amount in the "All Other Compensation" column consists of life insurance premium payments made by us on behalf of the named executive officer for his or her benefit.

(4)
In connection with Ms. Rohrbacker’s leave of absence, which commenced December 2011, a special committee of our board determined that payment, if any, of Ms. Rohrbacker’s bonus would be delayed until resolution of her leave. In April 2012, Ms. Rohrbacker resigned from the company. We agreed that she would be entitled to receive the severance payments described under the caption "—Potential Payments Upon Termination or Change of Control" below in lieu of her bonus.

Employment Arrangements
Clive A. Meanwell serves as our chief executive officer and president pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of the agreement, Dr. Meanwell's annual compensation is determined by our board of directors. Pursuant to a noncompetition agreement, Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination. Effective as of January 1, 2011, Dr. Meanwell is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 85% of his annual base salary, subject to meeting company and personal performance goals.
Glenn P. Sblendorio serves as our president and chief financial officer pursuant to the terms of a letter agreement dated March 3, 2006. Mr. Sblendorio's employment is "at will" and his annual compensation is determined by our board of directors. Effective as of January 1, 2011, Mr. Sblendorio is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 65% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Sblendorio has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
Paul M. Antinori serves as our senior vice president and general counsel. Mr. Antinori's employment is "at will" and his annual compensation is determined by our board of directors. Mr. Antinori is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Antinori has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
William B. O'Connor serves as our vice president, chief accounting officer. Mr. O'Connor's employment is "at will" and his annual compensation is determined by our board of directors. Mr. O'Connor is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. O'Connor has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
Leslie C. Rohrbacker served as our vice president, chief human strategy officer as an "at will" employee until her resignation, which was effective April 16, 2012. Pursuant to a noncompetition agreement, Ms. Rohrbacker has agreed not to compete with us for a period of one year after her departure.
We have also entered into severance agreements with our current named executive officers as described below.

Grant of Plan-Based Awards
The following table summarizes information regarding restricted stock awards and options granted to each of the named executive officers during the year ended December 31, 2011.
2011 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Clive A. Meanwell	2/18/2011			240,000	(3)	$17.45	$1,840,050
	2/18/2011	48,000	(4)			—	$17.45

Glenn P. Sblendorio	2/18/2011			90,000	(3)	$17.45	$690,019
	2/18/2011	18,000	(4)			—	$17.45

Paul M. Antinori	2/18/2011			13,333	(3)	$17.45	$102,222
	2/18/2011	2,667	(4)			—	$17.45

William B. O'Connor	2/18/2011			33,333	(3)	$17.45	$255,560
	2/18/2011	6,667	(4)			—	$17.45

Leslie C. Rohrbacker	2/18/2011			33,333	(3)	$17.45	$255,560
	2/18/2011	6,667	(4)			—	$17.45

(1)	The exercise price of the stock option awards is equal to the closing price of our common stock on the grant date reported by the NASDAQ Global Select Market.

(2)	Grant date fair value computed in accordance with FASB ASC Topic 718.

(3)
The options vest in 48 equal monthly installments commencing one month after their grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(4)    The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

Outstanding Equity Awards at 2011 Fiscal Year-End
Except as noted in the table below, the options listed in the table below become exercisable in 48 equal monthly installments, commencing one month after the grant date. The options expire ten years after the grant date. The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Clive A. Meanwell	123,000		—	—	$15.50	12/10/2012	—	—
	125,000	(2)	—	—	$28.01	12/23/2013	—	—
	100,000	(2)	—	—	$28.02	12/14/2015	—	—
	150,000		—	—	$18.27	11/30/2015	—	—
	100,000		—	—	$28.60	2/16/2017	—	—
	192,548		8,372	—	$19.36	2/15/2018	5,478	$102,110
	—		—	—	—	—	38,368	$715,180
	27,500		32,500	—	$7.31	2/19/2020	15,000	$279,600
	15,620	(3)	—	—	$13.54	12/7/2020	—	—
	50,000		190,000		$17.45	2/18/2021	48,000	$894,720

Glenn P. Sblendorio	150,000	(5)	—	—	$20.11	3/3/2016	—	—
	40,000		—	—	$28.60	2/16/2017	—	—
	25,000		—	—	$17.04	7/12/2017	—	—
	95,349		4,146	—	$19.36	2/15/2018	2,708	$50,477
	11,618		4,784	—	$12.95	2/20/2019	10,696	$199,373
	1,250		16,250	—	$7.31	2/19/2020	7,500	$139,800
	18,750		71,250	—	$17.45	2/18/2021	18,000	$335,520

Paul M. Antinori	23,750		—	—	$9.13	5/2/2012	—	—
	4,500		—	—	$15.50	2/10/2012	—	—
	6,000	(2)	—	—	$27.81	12/19/2013	—	—
	36,000	(2)	—	—	$23.77	8/3/2015	—	—
	23,500	(2)	—	—	$28.02	12/14/2015	—	—
	30,000		—	—	$18.27	11/30/2015	—	—
	12,500	(6)	—	—	$18.27	11/30/2015	—	—
	50,000		—	—	$22.47	8/29/2016	—	—
	50,000		—	—	$28.60	2/16/2017	—	—
	5,000		—	—	$17.04	7/12/2017	—	—
	48,578		2,112	—	$19.36	2/15/2018	1,380	$25,723
	6,575		2,708	—	$12.95	2/20/2019	6,053	$112,828
	5,729		6,771	—	$7.31	2/19/2020	3,125	$58,250
	8,853		19,477	—	$14.82	9/17/2020	5,062	$94,356
	2,778		10,555		$17.45	2/18/2021	2,667	$49,713

William B. O'Connor	100,000		—	—	$19.98	4/24/2016	—	—
	15,000		—	—	$28.60	2/16/2017	—	—
	7,500		—	—	$17.04	7/12/2017	—	—
	30,000		—	—	$19.06	10/15/2017	—	—
	30,489		1,326	—	$19.36	2/15/2018	—	—
	3,297		1,357	—	$12.95	2/20/2019	3,034	$56,554
	8,021		9,479	—	$7.31	2/19/2020	4,374	$81,531
	6,944		26,389	—	$17.45	2/18/2021	6,667	$124,273

Leslie C. Rohrbacker	20,000		—	—	$18.65	12/5/2015	—
	6,052		—	—	$28.60	2/16/2017	—
	7,499		326	—	$19.36	2/15/2018	—
	18,750		1,250	—	$18.39	3/3/2018	—
	2,094		862	—	$12.95	2/20/2019	1,927	$35,919

6,250	3,750	—	$7.61	6/1/2019	—	—
8,021	9,479	—	$7.31	2/19/2020	4,374	$81,531
6,944	26,389	—	$17.45	2/18/2021	6,667	$124,273

(1)	Calculated by multiplying the number of unvested shares by $18.64, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2011.

(2)
On December 23, 2005, our board of directors approved the full acceleration of the vesting of this option. As a condition of this acceleration, the option holder entered into a lock-up agreement with us relating to the shares underlying the option, which lock-up expired before December 31, 2011.

(3)
The options vest in full one year from their grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(4)	The shares of restricted stock vest in full one year from their grant date.

(5)
The option vests as follows: 25% of the shares underlying the option vested on March 3, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vests in 36 equal monthly installments beginning April 3, 2007. The option is subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(6)
This option was vested and fully exercisable on the grant date, but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48th) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a "change of control event" as defined in our 2004 plan.

Option Exercises and Stock Vested in 2011
The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2011. Amounts shown under the column "Value Realized on Exercise" represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares for which the option was exercised.
The amounts shown under the column "Value Realized on Vesting" represent the number of shares of restricted stock that vested multiplied by the closing sale price of our common stock on the vesting date.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clive A. Meanwell	15,000	$108,075	71,696	$1,287,839
Glenn P. Sblendorio	12,500	$120,186	15,207	$254,213
Paul M. Antinori			7,137	$118,466
William B. O'Connor			2,977	$51,949
Leslie C. Rohrbacker			2,423	$42,281

(1)
The value realized is equal to the difference between market price at exercise and exercise price of the underlying option, with the market price calculated as the closing price of our common stock on the day of exercise.

Potential Payments Upon Termination or Change of Control
Severance Agreements
In November 2008, we entered into amended and restated management severance agreements with certain of our senior officers, including our named executive officers, in order to induce each of these officers to maintain his or her continued commitment to us.
The agreements generally provide for severance pay, reimbursement of health care premiums, payment of reasonable outplacement assistance and accelerated stock option vesting in the event that (i) we terminate the officer's employment without cause, as defined in the agreements, or (ii) the officer terminates his or her employment for good reason, as defined in the agreements. If an officer's employment is terminated for cause, no benefits are provided to the officer under the agreements. These severance agreements supersede any similar provisions in any employment agreement or letter agreement we previously entered into with the officer.
The agreements provide as follows:

•
Termination prior to a change in control.  If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event, as defined in the agreements, he or she would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and one year of accelerated vesting for options previously granted and outstanding prior to the termination date. In the case of Clive Meanwell or Glenn Sblendorio under these circumstances, each would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and two years of accelerated vesting for options previously granted and outstanding prior to the termination date.

•
Termination after a change in control.  If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one year period following a change in control event, then, in addition to the severance pay, health care premium reimbursement, payment of reasonable outplacement assistance and payment for any accrued but unused vacation days described above, the officer would be entitled to receive an amount equal to 40 percent of his or her then current annual base salary instead of any other bonus payment payable for the year in which termination occurs and such officer's options would be accelerated in full. Under these circumstances, Dr. Meanwell would be entitled to receive an amount equal to two times 85 percent of his then current annual base salary. Under these circumstances, Mr. Sblendorio would be entitled to receive an amount equal to two times 65 percent of his then current annual base salary.

•
In addition to any other amounts that may be payable to the officer under the severance agreements, if we terminate the employment of the officer for any reason, the officer will receive payment for unreimbursed business expenses incurred through the termination date, as defined in the agreement and, except if we terminate the employment of the officer for cause, for any bonus earned but not yet paid prior to the termination date.

•	In order to receive any of these benefits, the officer must deliver a general release in favor of us.
On April 16, 2012, we entered into a severance agreement with Ms. Rohrbacker, pursuant to which she received or is entitled to receive the following severance benefits:

•	a lump sum payment equal to $976,032, less all applicable statutory tax withholdings and deductions;

•
for the shorter of a period of twelve months after the resignation date or until Ms. Rohrbacker commences employment with a new employer, reimbursement of COBRA health insurance premiums actually paid by Ms. Rohrbacker; and

•	accelerated vesting of all stock options that Ms. Rohrbacker held immediately prior to her resignation which would have vested within one year after the resignation date.
As part of the severance agreement, we and Ms. Rohrbacker also entered into mutual releases for all claims through the effective date of the Severance Agreement. Ms. Rohrbacker remains subject to the non-compete, non-solicitation, confidentiality and related provisions of her invention and non-disclosure agreement and non-competition and non-solicitation agreement with us.
2004 Plan and Stock Option Agreements
Our 2004 plan provides that all restricted stock awards become free from all conditions or restrictions upon the occurrence of a termination event (as defined in the 2004 plan) to the restricted stockholder during the one-year period following a change in control event (as defined in the 2004 plan).
The stock option agreements governing options awarded under our 2004 plan to all of our employees provide for accelerated vesting of 50 percent of an optionholder's unvested options upon such optionholder's death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended). All of such optionholder's vested options are exercisable for a period of one year following the date of the death or disability of the optionholder, provided, that the options have not expired and, in the case of disability, such optionholder has not been terminated for cause.
The table below reflects the potential payments and benefits to which the named executive officers other than Ms. Rohrbacker would be entitled under the management severance agreements and stock option agreements with our named executive officers if the named executive officer's employment with us was terminated for cause or due to death or disability or the officer resigned for good reason. The amounts shown in the table below for those named executive officers assume that those terminations were effective as of December 31, 2011, and that all eligibility requirements under the management severance agreements, our 2004 plan or stock option agreements were met. The closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2011 was $18.64.
The table below also reflects the payments and benefits to which Ms. Rohrbacker is entitled under the severance agreement with her as of April 16, 2012, the date her employment with us terminated. The closing price per share of our common stock on the NASDAQ Global Select Market on April 16, 2012 was $20.05.

Name	Bonus for Year of Termination	Cash Severance	Vacation Payout	Value of Accelerated Equity(1)	Health and Welfare	Outplacement Services(2)	Total
Clive A. Meanwell
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,446,120	$13,905	$482,700	$43,578	$15,000	$2,001,303
Termination due to Death or Disability	—	—	—	$297,163	—	—	$297,163
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$1,229,202	$1,446,120	$13,905	$2,585,748	$43,578	$15,000	$5,333,553
Termination due to Death or Disability	—	—	—	$2,288,586	—	—	$2,288,586
Glenn P. Sblendorio
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,002,560	$9,640	$250,721	$43,578	$15,000	$1,321,499
Termination due to Death or Disability	—	—	—	$116,823	—	—	$116,823
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$651,664	$1,002,560	$9,640	$1,021,292	$43,578	$15,000	$2,743,734
Termination due to Death or Disability	—	—	—	$873,231	—	—	$873,231
Paul M. Antinori
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason		$400,440	$7,701	$79,636	$15,222	$15,000	$517,999
Termination due to Death or Disability	—	—	—	$89,543	—	—	$89,543
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$160,176	$400,440	$7,701	$519,956	$15,222	$15,000	$1,118,495
Termination due to Death or Disability	—	—	—	$430,413	—	—	$430,413
William B. O'Connor
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$307,260	$5,909	$66,104	$21,789	$15,000	$416,062
Termination due to Death or Disability	—	—	—	$73,261	—	—	$73,261
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$122,904	$307,260	$5,909	$408,879	$21,789	$15,000	$881,741
Termination due to Death or Disability	—	—	—	$335,619	—	—	$335,619
Leslie C. Rohrbacker
Payments upon Resignation	—	$976,032	$12,942	$42,675	$22,515	—	$1,054,164

(1)
Calculated by multiplying the number of shares subject to options for which vesting would be accelerated by the difference between $18.64, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2011, and the per share exercise prices for such options.

(2)
The amount in this column represents an estimate for a full year of outplacement services based on rates charged to senior executives by our recommended outplacement vendor. Named executive officers are able to use the vendor of their choice, so actual amounts paid for outplacement services may vary.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2011, about the securities authorized for issuance under:

•	our 1998 stock incentive plan, which we refer to in this proxy statement as the 1998 plan;

•	our 2000 outside director stock option plan, which we refer to in this proxy statement as the 2000 director plan;

•	our 2001 non-officer, non-director employee stock incentive plan, which we refer to in this proxy statement as the 2001 plan;

•	our 2004 plan;

•	our 2007 equity inducement plan, which we refer to in this proxy statement as the 2007 plan;

•	our 2009 equity inducement plan, which we refer to in this proxy statement as the 2009 plan and;

•	our 2010 employee stock purchase plan, which we refer to in this proxy statement as our 2010 ESPP.
The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	8,628,968	(1)(2)	$18.81	(2)	4,672,315	(3)
Equity compensation plans not approved by security holders	507,709	(4)	$15.28		—
Total	9,136,677		$18.61		4,672,315	(3)

(1)	Includes shares of common stock issuable under the 1998 plan, 2004 plan and 2000 director plan.

(2)	Excludes shares issuable at the end of the then-current offering period ending February 28, 2012 under the 2010 ESPP.

(3)
Includes shares available for issuance as of December 31, 2011 under the 2010 ESPP plan (which includes 94,381 shares that were subsequently issued on February 29, 2012 at the close of the then-current offering period.

(4)	Consists of shares of common stock issuable under the 2001 plan, 2007 plan and 2009 plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that from January 1, 2011 to the date of this proxy statement, the reporting persons complied with all Section 16(a) filing requirements.
Our board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope.
Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally.

By order of the Board of Directors,

Paul M. Antinori
Secretary

April 27, 2012

THE MEDICINES COMPANY
ATTN: ACCOUNTS PAYABLE
8 SYLVAN WAY
PARSIPPANY, NEW JERSEY 07054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 A.M. Eastern Time the day of the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 9:59 A.M. Eastern Time the day of the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Armin M. Kessler 02 Robert J. Savage 03 Glenn P. Sblendorio 04 Melvin K. Spigelman

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com .

THE MEDICINES COMPANY
Annual Meeting of Shareholders
May 22, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Clive A. Meanwell and Glenn P. Sblendorio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE MEDICINES COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 22, 2012, at the Company's prinicpal executive offices at 8 Sylvan Way Parsippany, NJ 07054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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Continued and to be signed on reverse side